UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2011

TARGACEPT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51173	56-2020050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East First Street, Suite 300 Winston-Salem, North Carolina		27101
(Address of principal executive offices)		(Zip Code)

(336) 480–2100

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) As previously disclosed, Targacept, Inc. (the “Company”) maintains an incentive award program under which all of its employees, including its executive officers, are eligible to receive an annual cash incentive bonus. On January 17, 2011, the Compensation Committee of the Company’s Board of Directors determined the achievement level at which cash bonuses would be awarded under the incentive award program for fiscal 2010 to be 72.2%. As a result, the Company’s named executive officers were awarded bonuses in the following amounts:

J. Donald deBethizy	President and Chief Executive Officer	$159,634

Alan A. Musso	Senior Vice President, Finance and Administration, Chief Financial Officer and Treasurer	$63,501

Geoffrey C. Dunbar	Senior Vice President, Clinical and Regulatory Affairs and Chief Medical Officer	$69,596

Jeffrey P. Brennan	Senior Vice President, Business and Commercial Development and Chief Business Officer	$64,998

Peter A. Zorn	Senior Vice President, Legal Affairs, General Counsel and Secretary	$58,615

Also on January 17, 2011, the Compensation Committee established performance objectives and associated weightings for the incentive award program for fiscal 2011. The performance objectives for 2011 include the achievement of specified goals with respect to: the execution of, or outcomes from, clinical or non-clinical development of Company product candidates TC-5214, TC-5619 and TC-6987; the licensing of TC-5619 by AstraZeneca; the advancement of Company product candidate AZD3480 or AZD1446; preclinical research, business development and alliance management activities; and capital efficiency. The performance objectives include up to 40% in additional weighting associated with events considered by the Compensation Committee to be particularly challenging or to require exceptional cross-functional performance and that, if achieved, would be expected to provide substantial benefit to the Company and its stockholders. As a result, the aggregate weight ascribed to all of the performance objectives for 2011 is 140%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGACEPT, INC.

Date: January 21, 2011	/s/ Alan A. Musso
Alan A. Musso
Senior Vice President, Finance and Administration,
Chief Financial Officer and Treasurer